UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities.

On March 16, 2017, BIO-key International, Inc. (the “Company,” “we” or “us”), issued options (the “Options”) to its executive officers and employees to purchase an aggregate of 1,120,000 shares of common stock. The Options have an exercise price of $2.65 per share, the last sales price of our common stock as reported on the OTCQB on the date of grant, have a term of seven (7) years, and vest in three equal annual installments commencing March 16, 2018.

The securities were issued in a private placement transaction to a limited number of employees of the Company pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act if 1933, as amended, without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2017, we adopted an incentive bonus plan for our named executive officers Michael DePasquale, our Chief Executive Office, Cecilia Welch, our Chief Financial Officer, and Mira LaCous, our Chief Technology Officer. The plan provides for the payment of a cash bonus equal to 10% of our net income in the event that our 2017 revenue exceeds $5,000,000, 12% of our net income in the event that our 2017 revenue exceeds $10,000,000, and 15% of our net income in the event that our 2017 revenue exceeds $12,500,000. The forgoing amount, if any, will be allocated among our named executive officers, our other executive officers, and certain key employees, based on the relative base salaries of the participants.

On March 16, 2017, we issued options to purchase share of common stock to our named executive officers as follows:

Executive Officer	Number of Options
Michael DePasquale	250,000
Cecilia Welch	130,000
Mira LaCous	100,000

The terms of the options are set forth above in Item 3.02 which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-key International, Inc.

Date: March 21, 2017	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer